Exhibit 4.1

                     AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                         FIRSTLINK COMMUNICATIONS, INC.


         Article I of the Articles of Incorporation of the Corporation shall be amended to read in full as follows:

                                    ARTICLE I

         The name of the corporation is USOL Holdings, Inc.



         Article II of the Articles of Incorporation of the Corporation shall be amended in full to read as follows:

                                   ARTICLE II

         2.1 The aggregate number of shares which the Corporation shall have the authority to issue is Fifty-five Million (55,000,000) Shares. Of such 55,000,000 Shares, Fifty Million (50,000,000) shall be classified as common stock, no par value ("Common Stock"), and Five Million (5,000,000) shall be classified as preferred stock, no par value ("Preferred Stock"). All shares of Common Stock and Preferred Stock when issued shall be nonassessable and fully paid.

         2.2. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors of the Corporation may determine. The Board of Directors is hereby authorized, by resolution or resolutions, to provide from time to time, out of the unissued shares of Preferred Stock not then allocated by any series of Preferred Stock, for one or more series of the Preferred Stock. Before any shares of any such series of Preferred Stock are issued, the Board of Directors shall fix and determine, by resolution or resolutions, the number of shares in the series, and the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof. The Board of Directors may, at any time and from time to time, by resolution or resolutions, increase or decrease the number of shares of any series of Preferred Stock, to the extent permitted by law.

          2.3. There is hereby designated two series of Preferred Stock, which shall be designated "Series A Convertible Preferred Stock" and "Series B
Convertible Preferred Stock." The Certificates of Designations, Preferences, Limitations, and Relative Rights of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are set forth below.